Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2022 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Clinical Data From Three Programs Anticipated in Next Twelve Months

•	VK2809 Phase 2b VOYAGE Study Advancing; Completion of Enrollment Expected in 4Q 2022

•	Phase 1 Study of Dual GLP-1/GIP Agonist VK2735 Ongoing; Initial Results Expected by Year-End

•	Phase 1b Study of VK0214 in X-ALD to Resume; Results Expected in 1H 2023

SAN DIEGO, July 27, 2022 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the second quarter and six months ended June 30, 2022, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended June 30, 2022, and Other Recent Events:

“We are excited with the progress achieved during the first half of the year, and look forward to an active second half,” stated Brian Lian, Ph.D., chief executive officer of Viking.  “In the coming quarters we expect to reach key milestones with our clinical programs, completing enrollment in three ongoing studies, and announcing Phase 1 data for our newest clinical compound, VK2735, an internally-developed program targeting dual activation of the GLP-1 and GIP receptors.  By year-end, we also anticipate completing enrollment in our VOYAGE Phase 2b study evaluating VK2809 for the treatment of NASH and fibrosis.  With our VK0214 program for X-ALD, we were recently notified that the FDA’s clinical hold had been lifted and we plan to resume dosing in this study in the near-term. We look forward to the data readouts from each of these programs over the next 12 months and expect the results to strengthen Viking’s position as a leader in the development of best-in-class therapeutics for metabolic disorders.  Critical to these activities is the cash required to advance these programs through the clinic.  We ended the second quarter with $169 million in cash, which we believe provides the runway to advance each of our clinical programs into later stage development.”

Pipeline and Corporate Highlights

•

VK2809 Phase 2b VOYAGE Study Advancing; Completion of Enrollment Expected in 4Q 2022.  VK2809 is an orally available small molecule agonist of the thyroid hormone receptor that possesses selectivity for liver tissue, as well as the beta receptor subtype.  The compound has demonstrated encouraging therapeutic potential in liver disorders, producing significant reductions in liver fat and plasma lipids in non-alcoholic fatty liver disease (NAFLD) patients with elevated lipids.

Viking previously reported data from a 12-week Phase 2a trial of VK2809 in patients with hypercholesterolemia and NAFLD.  The trial achieved both its primary and secondary endpoints, and demonstrated significant reductions in liver fat and plasma lipids.  Key results from the Phase 2a trial included data showing that 88% of patients receiving VK2809 experienced at least a 30% reduction in liver fat content at 12 weeks, including all patients receiving 5 mg daily doses.  In addition, patients receiving VK2809 experienced improvements in plasma lipids such as LDL-cholesterol, triglycerides and atherogenic proteins.  These results are of particular importance as VK2809’s lipid-lowering effects may indicate a potential cardiovascular benefit.  This feature represents a significant point of differentiation when compared to other drugs and mechanisms in development that have been shown to increase plasma lipids and, potentially, cardiovascular risk.  Patients treated with VK2809 in the 12 week study also experienced durable reductions in liver fat, with the majority of patients remaining responders four weeks after completion of dosing.  The study also demonstrated the promising safety and tolerability profile of VK2809.  No serious adverse events were reported, and patients treated with VK2809 reported rates of gastrointestinal disturbances such as diarrhea or nausea that were lower than those reported among patients receiving placebo.

Based on these results, Viking initiated the VOYAGE study, a Phase 2b trial to evaluate VK2809 in patients with non-alcoholic steatohepatitis (NASH) and fibrosis.  VOYAGE is a randomized, double-blind, placebo-controlled, international trial designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis.  The target population includes patients with at least 8% liver fat as assessed by magnetic resonance imaging proton density fat fraction (MRI-PDFF), as well as F2 and F3 fibrosis. Up to 25% of patients may have F1 fibrosis provided that they also possess at least one additional risk factor.  The primary endpoint of the study will evaluate the change in liver fat content from baseline to Week 12 in patients treated with VK2809 as compared to patients receiving placebo.  Secondary objectives include the evaluation of histologic changes as assessed by hepatic biopsy after 52 weeks of treatment.

During the second quarter, enrollment continued at sites in the U.S. and abroad, and the company remains on track to complete enrollment in VOYAGE in the second half of 2022.

•

Phase 1 Study of Dual GLP-1/GIP Agonist VK2735 Continues to Enroll; Results Expected by Year-End.  In the first quarter of 2022, Viking announced the initiation of a Phase 1 trial evaluating VK2735, an internally developed dual agonist of the glucagon like peptide-1, or GLP-1, and the glucose dependent insulinotropic polypeptide, or GIP, receptors.  The company believes VK2735 could have applications in a range of metabolic disorders. Initial in vivo data for VK2735 were presented last November in a poster session at ObesityWeekä, the annual meeting of The Obesity Society.  These posters highlighted the improvements in metabolic profile observed among diet-induced obese (DIO) mice treated with Viking’s compounds as compared to control cohorts.  Key results included the observation that weight loss, glucose control, and insulin sensitivity were all enhanced following treatment with the company’s dual agonists compared to the effects observed following treatment with the GLP-1 mono-agonist semaglutide, when administered at the same dose for the same period of time. The observed reductions in liver fat content were generally larger among animals treated with the company’s compounds relative to liver fat reductions observed among animals treated with semaglutide. These results provide evidence in support of the hypothesis that addition of GIP receptor activity improves upon the effects achieved through activation of the GLP-1 receptor alone.

The Phase 1 trial of VK2735 is a randomized, double-blind, placebo-controlled, single ascending dose (SAD) and multiple ascending dose (MAD) study in healthy adults. The primary objectives of the study include an evaluation of the safety and tolerability of single and multiple doses of VK2735 delivered subcutaneously, as well as the identification of doses suitable for further clinical development.  The trial will also evaluate the pharmacokinetics of VK2735 following single and multiple doses. Exploratory pharmacodynamic assessments include evaluations of changes in body weight and liver fat content after four weeks of once-weekly administration.

During the quarter, enrollment proceeded according to plan and the company remains on track to report initial data from this study in the second half of the year.

•

Dosing of X-ALD Patients in Phase 1b Study of VK0214 to Resume; Completion of Enrollment Expected in 1H 2023.  VK0214 is a novel, orally available thyroid hormone receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurodegenerative disease for which there are currently no pharmacologic treatment options.

In June 2021, Viking reported the results of a randomized, double-blind, placebo-controlled, single ascending dose (SAD) and multiple ascending dose (MAD) Phase 1 study of VK0214 in healthy volunteers.  This study successfully achieved its primary and secondary objectives, with VK0214 shown to be safe and well-tolerated at all doses evaluated.  Treatment with VK0214 demonstrated dose-dependent exposures, no evidence of accumulation, and a half-life consistent with anticipated once-daily oral dosing.  Subjects who received VK0214 experienced reductions in LDL-cholesterol, triglycerides, apolipoprotein B and lipoprotein (a) following 14 days of treatment.  Many of the observed lipid reductions achieved statistical significance, though the study was not powered to demonstrate statistical significance on these measures.

Based on these findings the company initiated a Phase 1b study of VK0214 in patients with the adrenomyeloneuropathy (AMN) form of X-ALD.  AMN is the most common form of X-ALD, affecting approximately 50% of patients.  The Phase 1b trial is a multi-center, randomized, double-blind, placebo-controlled study in adult male patients with AMN.  The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered once-daily over a 28-day dosing period.  The study also includes an exploratory assessment of the impact of VK0214 on plasma levels of very long chain fatty acids, as well as an evaluation of the pharmacokinetics of VK0214 in these patients.

In January 2022, the company was informed that this trial had been placed on clinical hold by the U.S. Food and Drug Administration (FDA or Agency).  The Agency requested that the company complete an additional preclinical genotoxicity study prior to continuation.

During the second quarter, the company successfully completed the requested study and submitted the results to the Agency.  Viking has subsequently received authorization to proceed from the FDA, and expects to resume dosing in the trial this quarter.  The company anticipates completing enrollment and reporting initial data from study in the first half of 2023.

•

Strong balance sheet to support advancement of clinical programs into late stage development.  Viking ended the second quarter of 2022 with $169 million in cash, cash equivalents and short-term investments.

•	Upcoming investor events. Viking management will participate in the following upcoming investor events:

BTIG Biotechnology Conference 2022

Virtual

August 8 - 9, 2022

Morgan Stanley 20th Annual Global Healthcare Conference

New York City, NY

September 12 – 14, 2022

HC Wainwright 24th Annual Global Investment Conference

New York City, NY

September 12 – 14, 2022

Second Quarter and Six Month Financial Highlights

Second Quarter Ended June 30, 2022 and 2021

Research and development expenses for the three months ended June 30, 2022 were $13.5 million compared to $12.8 million for the same period in 2021. The increase was primarily due to increased expenses related to manufacturing for the company’s drug candidates, clinical studies, stock-based compensation, and salaries and benefits, partially offset by decreased expenses related to preclinical studies and services provided by third-party consultants.

General and administrative expenses for the three months ended June 30, 2022 were $4.1 million compared to $2.7 million for the same period in 2021. The increase was primarily due to increased expenses related to legal services, stock-based compensation, and salaries and benefits.

For the three months ended June 30, 2022, Viking reported a net loss of $17.4 million, or $0.23 per share, compared to a net loss of $15.4 million, or $0.20 per share, in the corresponding period in 2021. The increase in net loss and net loss per share for the three months ended June 30, 2022 was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, compared to the same period of 2021.

Six Months Ended June 30, 2022 and 2021

Research and development expenses for the six months ended June 30, 2022 were $26.1 million compared to $24.3 million for the same period in 2021. The increase was primarily due to increased expenses related to manufacturing for the company’s drug candidates, stock-based compensation, salaries and benefits, and clinical studies partially offset by decreased expenses related to preclinical studies.

General and administrative expenses for the six months ended June 30, 2022 were $7.8 million compared to $5.4 million for the same period in 2021. The increase was primarily due to increased expenses related to legal services, stock-based compensation, and salaries and benefits.

For the six months ended June 30, 2022, Viking reported a net loss of $33.5 million, or $0.43 per share, compared to a net loss of $29.4 million, or $0.38 per share, in the corresponding period in 2021. The increase in net loss and net loss per share for the six months ended June 30, 2022 was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously.

Balance Sheet as of June 30, 2022

At June 30, 2022, Viking held cash, cash equivalents and short-term investments of $169 million, compared to $202 million as of December 31, 2021.

Conference Call

Management will host a conference call to discuss the company’s second quarter 2022 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until August 3, 2022 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID #5552495. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company is also developing VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. VK2735 is currently being evaluated in a Phase 1 clinical trial. The company's third clinical compound is VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company’s other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	13,542	12,804	26,097	24,340
General and administrative	4,089	2,737	7,779	5,430
Total operating expenses	17,631	15,541	33,876	29,770
Loss from operations	(17,631)	(15,541)	(33,876)	(29,770)
Other income (expense):
Amortization of financing costs	(12)	(21)	(24)	(41)
Interest income, net	253	181	407	420
Realized loss on investments, net	(42)	—	(42)	—
Total other income, net	199	160	341	379
Net loss	(17,432)	(15,381)	(33,535)	(29,391)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(31)	(85)	(924)	(135)
Foreign currency translation gain	(207)	—	(176)	—
Comprehensive loss	$(17,670)	$(15,466)	$(34,635)	$(29,526)

Basic and diluted net loss per common share	$(0.23)	$(0.20)	$(0.43)	$(0.38)
Weighted-average shares used to compute basic and diluted net loss per share	76,842	77,897	77,126	76,348

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,226	$26,371
Short-term investments – available for sale	152,691	175,732
Prepaid clinical trial and preclinical study costs	9,859	7,806
Prepaid expenses and other current assets	1,087	619
Total current assets	179,863	210,528
Right-of-use assets	1,560	25
Deferred financing costs	52	76
Deposits	33	33
Total assets	$181,508	$210,662
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,104	$1,444
Other accrued liabilities	8,522	7,305
Lease liability, current	238	29
Total current liabilities	14,864	8,778
Lease liability, net of current portion	1,414	—
Total long-term liabilities	1,414	—
Total liabilities	16,278	8,778
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at June 30, 2022 and December 31, 2021; no shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2022 and December 31, 2021; 76,688,478 and 78,248,401 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	430,390	425,614
Accumulated deficit	(256,717)	(223,182)
Accumulated other comprehensive loss	(1,649)	(549)
Treasury stock at cost, 2,193,251 shares at June 30, 2022, no shares at December 31, 2021	(6,795)	—
Total stockholders’ equity	165,230	201,884
Total liabilities and stockholders’ equity	$181,508	$210,662

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com